Exhibit 10.9

NEXTERA ENERGY OPERATING PARTNERS, LP
and
NEXTERA ENERGY RESOURCES, LLC

CASH SWEEP AND CREDIT SUPPORT AGREEMENT

	TABLE OF CONTENTS

Article 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Headings and Table of Contents	4
1.3	Interpretation	4
Article 2 SERVICES PROVIDED BY THE SUBCONTRACTOR		5
2.1	Provision of Credit Support	5
2.2	Subcontracting and Other Arrangements	5
2.3	Limitation on Credit Support by Canadian Entities	9
2.4	Limitation on Amendments to NEP Documents	9
Article 3 CASH SWEEP		9
3.1	Cash Sweep	9
3.2	Earnings and Interest	10
3.3	New Debt Financings	10
Article 4 FEES AND EXPENSES		11
4.1	Credit Support Fee	11
4.2	Computation and Payment of Credit Support Amounts	11
4.3	Expenses	11
4.4	Computation and Payment of Expenses	12
Article 5 REPRESENTATIONS AND WARRANTIES OF NEER AND NEE OPERATING LP		12
5.1	Representations and Warranties of NEER	12
5.2	Representations and Warranties of NEE Operating LP	13
Article 6 LIABILITY AND INDEMNIFICATION		14
6.1	Indemnity	14
6.2	Limitation of Liability	15
Article 7 TERM AND TERMINATION		15
7.1	Term	15
7.2	Termination by NEE Operating LP	16
7.3	Termination by the Manager	16
7.4	Survival upon Termination	17
7.5	Action upon Termination	17
7.6	Release of Money or Other Property upon Written Request	18
Article 8 GENERAL PROVISIONS		18
8.1	Amendment	18
8.2	Waiver	18
8.3	Assignment	18
8.4	Failure to Pay When Due	19
8.5	Invalidity of Provisions	19
8.6	Entire Agreement	19
8.7	Mutual Waiver of Jury Trial	20
8.8	Consent to Jurisdiction and Service of Process	20

8.9	Governing Law	21
8.10	Enurement	21
8.11	Notices	21
8.12	Further Assurances	22
8.13	Counterparts	22

CASH SWEEP AND CREDIT SUPPORT AGREEMENT
THIS CASH SWEEP AND CREDIT SUPPORT AGREEMENT (this “Agreement”) is made as of July 1, 2014, by and between NextEra Energy Operating Partners, LP, a Delaware limited partnership (“NEE Operating LP”), and NextEra Energy Resources, LLC, a Delaware limited liability company (“NEER”). This Agreement shall become effective immediately prior to the consummation of the initial public offering of NEE Partners’ common units on the date first above written.
RECITALS:
A.    NEER has provided Credit Support (as defined below) for or on behalf of NEE Operating LP and its Subsidiaries (as defined in the Management Services Agreement (as defined below)).
B.    NEE Operating LP wishes for NEER to continue to provide or arrange for the provision of credit support described in this Agreement for and on behalf of NEE Operating LP and its Subsidiaries, subject to the terms and conditions of this Agreement, and NEER agrees to provide or arrange for the provision of such credit support.
C.    NEER wishes to access or borrow, or to allow for other members of the Manager Group (as defined in the Management Services Agreement) to access or borrow, funds held by NEE Operating LP and its Subsidiaries, subject to the terms and conditions of this Agreement (including the obligation of NEER to repay such funds), and NEE Operating LP agrees to allow NEER and other members of the Manager Group to access or borrow such funds, subject to the terms and conditions contained herein.
NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:
ARTICLE I
INTERPRETATION
1.1    Definitions
Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Management Services Agreement. In this Agreement, the following terms will have the following meanings:
1.1.1    “Acceptance Notice” has the meaning assigned thereto in Section 2.1.3.

1.1.2    “Agreement” has the meaning assigned thereto in the Preamble, and “herein,” “hereof,” “hereby,” “hereunder” and similar expressions refer to this Agreement and include every instrument supplemental or ancillary to this Agreement and, except where the context otherwise requires, not to any particular article or section thereof;
1.1.3    “Cash Grant Recapture Credit Support” means (a) that certain Cash Grant Recapture Liability Agreement, dated as of August 26, 2011 (as amended, restated, modified, supplemented or replaced from time to time), by and among NEECH, Deutsche Bank Trust Company Americas, as Master Administrative Agent, and U.S. Bank National Association, as Collateral Agent, in respect of the Genesis solar project, (b) that certain Cash Grant Recapture Liability Agreement, dated as of June 6, 2013, between NEECH and U.S. Bank National Association, as collateral agent, in respect of the Tuscola Bay wind farm, (c) that certain Cash Grant Recapture Liability Agreement between NEECH and U.S. Bank National Association, as collateral agent, in respect of the Perrin Ranch wind farm, and (d) any other indemnity provided by a member of the Manager Group for recapture liability for any payment for specified energy property in lieu of tax credits under Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009, P.L. 111-5, as amended, in respect of any property owned by a member of the NEP Group;
1.1.4    “Cash Sweep Withdrawals” has the meaning assigned thereto in Section 3.1.2 hereof;
1.1.5    “Claims” has the meaning assigned thereto in Section 6.1.1 hereof;
1.1.6    “Conflicts Committee” means the conflicts committee of the board of directors of the general partner of NEE Partners;
1.1.7    “Contract” means any binding written agreement, contract, license, lease, commitment, arrangement, understanding or other instrument, including any invoice, sales order or purchase order;
1.1.8    “Credit Support” means letters of credit, guaranties, surety bonds, indemnities and other support, other than cash collateral;
1.1.9    “Credit Support Change” has the meaning assigned thereto in Section 2.1.2 hereof;
1.1.10    “Credit Support Change Notice” has the meaning assigned thereto in Section 2.1.2 hereof;

1.1.11    “Credit Support Fee” means, for any Quarter, a reasonable fee for the provision of Net Credit Support during such Quarter in an amount determined in good faith by NEER in its sole discretion but that shall not exceed the product of (a) the borrowing costs paid by the members of the Manager Group to provide Net Credit Support in the form of letters of credit during such Quarter under their credit facilities, expressed as a percentage of the face amount of such letters of credit, multiplied by (b) the aggregate amount of Net Credit Support outstanding during such Quarter, in each case (i) as calculated by NEER in its sole discretion (whose calculation shall be conclusive absent manifest error) based on the weighted average amount of Net Credit Support outstanding during such Quarter, and (ii) subject to any changes to the Credit Support Fee for Net Credit Support that satisfies New Credit Support Obligations as agreed by NEER and NEE Operating LP in accordance with Section 2.1.3. For illustrative purposes only, for the Quarter ended June 30, 2014, the percentage described in clause (a) of this definition is thirty-nine hundredths of one percent (0.39%), which percentage, for the avoidance of doubt, shall be adjusted in accordance with changes to the borrowing costs described in clause (a);
1.1.12    “Credit Support Obligations” means the obligations of any member of the NEP Group pursuant to any NEP Group Document, to provide Credit Support to any Person from time to time;
1.1.13    “Excess Genesis Debt Service Reserve” means the excess of US$31,360,000 above the debt-service reserve that Genesis Solar Funding, LLC will be required to maintain immediately following July 30, 2017 under the terms of its third-party debt financing;
1.1.14    “Excluded Credit Support” means (a) Cash Grant Recapture Credit Support, (b) any NEER-Provided Credit Support posted prior to, on or after the date hereof to cover any obligations of any member of the NEP Group with respect to reserve accounts that are required to be maintained under the terms of third-party debt financings, and (c) any NEER-Provided Credit Support posted prior to, on or after the date hereof in order to allow NEER or any member of the Manager Group to make a Cash Sweep Withdrawal;
1.1.15    “Excluded Draw” means any draw on (a) that certain Guarantee Agreement, dated as of August 26, 2011 (as amended, replaced, modified or supplemented from time to time), by and among NextEra Energy Capital Holdings, Inc., Genesis Solar Holdings, LLC, and U.S. Bank National Association, as Collateral Agent, to the extent of Genesis Solar Holdings, LLC’s failure to pay any “1603 Grant Shortfall Amount” under and as defined in that certain Construction Completion Agreement, dated as of August 26, 2011, by and among Genesis Solar Holdings, LLC, Genesis Solar, LLC, U.S. Bank National Association, as Collateral Agent, and Deutsche Bank Trust Company Americas, as Master Administrative Agent, or (b) any Excluded Credit Support;
1.1.16    “Existing Credit Support” means all NEER-Provided Credit Support outstanding as of the date hereof, as amended, replaced, modified or supplemented pursuant to Section 2.1.1;
1.1.17    “Existing Credit Support Obligations” has the meaning assigned thereto in Section 2.1.1 hereof;
1.1.18    “Expense Statement” has the meaning assigned thereto in Section 4.4 hereof;
1.1.19    “Liabilities” has the meaning assigned thereto in Section 6.1.1 hereof;
1.1.20    “Management Services Agreement” means that certain Management Services Agreement, dated as of the date hereof, by and among NEE Partners, NEE Operating LP, NextEra Energy Operating Partners GP, LLC, a Delaware limited liability company, and NextEra Energy Management Partners, LP, a Delaware limited partnership;
1.1.21    “NEECH” means NextEra Energy Capital Holdings, Inc.;
1.1.22    “NEER Indemnified Parties” has the meaning assigned thereto in Section 6.1.1 hereof;
1.1.23    “NEER-Provided Credit Support” means any Credit Support provided by NEER or a member of the Manager Group for or on behalf of any member of the NEP Group from time to time;
1.1.24    “NEE Partners” means NextEra Energy Partners, LP, a Delaware limited partnership;
1.1.25    “NEP Group Document” means any Contract that is binding on a member of the NEP Group or on its assets or any Law or Permit applicable to or binding on a member of the NEP Group or its assets from time to time.
1.1.26    “Net Credit Support” means NEER-Provided Credit Support other than Excluded Credit Support;
1.1.27    “New Credit Support Obligations” has the meaning assigned thereto in Section 2.1.3 hereof;

1.1.28    “Reimbursement Amount” has the meaning assigned thereto in Section 2.2.1 hereof;
1.1.29    “Reimbursement Date” has the meaning assigned thereto in Section 2.2.1 hereof;
1.1.30    “Reserved Cash” has the meaning assigned thereto in Section 2.2.1;
1.1.31    “Support Expenses” has the meaning assigned thereto in Section 4.3 hereof; and
1.1.32    “Third Party Claim” has the meaning assigned thereto in Section 6.1.2 hereof.
1.2    Headings and Table of Contents
The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.
1.3    Interpretation
In this Agreement, unless the context otherwise requires:
1.3.1    words importing the singular shall include the plural and vice versa, words importing gender shall include all genders or the neuter, and words importing the neuter shall include all genders;
1.3.2    the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;
1.3.3    references to any Person include such Person’s successors and permitted assigns;
1.3.4    any reference to a statute, regulation, policy, rule or instrument shall include, and shall be deemed to be a reference also to, all amendments made to such statute, regulation, policy, rule or instrument and to any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;
1.3.5    any reference to this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified;
1.3.6    in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount shall be determined or such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day;
1.3.7    except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in U.S. currency;
1.3.8    the words “herein,” “hereof,” “hereby” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety, not to any particular article or section hereof and not to any particular provision hereof, except where the context otherwise requires; and
1.3.9    all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated.
ARTICLE 2
CREDIT SUPPORT
2.1    Provision of Credit Support
2.1.1    NEER agrees, and agrees to cause the other members of the Manager Group, to maintain the Existing Credit Support and, to the extent that any of the Credit Support Obligations in effect as of the date hereof (the “Existing Credit Support Obligations”) require the amendment, replacement, modification or supplementation of any Existing Credit Support, to amend, replace, modify or supplement such Existing Credit Support, or cause such Existing Credit Support to be amended, replaced, modified or supplemented, in accordance with the terms of such Existing Credit Support Obligations.
2.1.2    Subject to Section 2.1.5, if (x)(i) any NEP Group Document is amended, restated, modified or supplemented in a manner that modifies the Credit Support Obligations thereunder or (ii) any Person (A) becomes a member of the NEP Group after the date hereof and is or becomes subject to Credit Support Obligations or (B) enters a NEP Group Document after the date hereof that contains Credit Support Obligations and (y) in connection therewith, the applicable members of the NEP Group wish to request any increase, expansion or other alteration whatsoever to any existing NEER-Provided Credit

Support or request any new NEER-Provided Credit Support (any such event, a “Credit Support Change”), then NEE Operating LP shall provide NEER with prompt written notice (the “Credit Support Change Notice”) that attaches the terms of the applicable Credit Support Obligations, describes such Credit Support Change and describes the requested changes to any existing, or the requested new, NEER-Provided Credit Support, including to the extent applicable (a) the date on which such requested change to or new NEER-Provided Credit Support is required or needed, (b) the amount of any decrease or increase in the Credit Support Obligations as a result of such Credit Support Change, (c) the expiration date of the Credit Support Obligations related to such Credit Support Change, (d) the beneficiary of the Credit Support Obligations related to such Credit Support Change, (e) the form of Credit Support required by the Credit Support Obligations related to such Credit Support Change (or requested by the beneficiary thereof) and (f) any other material terms of the Credit Support Obligations or the requested change to or new NEER-Provided Credit Support related to such Credit Support Change not set forth in clauses (a) through (e) above.
2.1.3    Within five (5) Business Days after NEER receives a Credit Support Change Notice, NEER shall deliver written notice to NEE Operating LP stating whether or not NEER is willing to provide or cause to be provided Credit Support that satisfies such Credit Support Change. If NEER delivers written notice that it is not willing to provide or cause to be provided Credit Support that satisfies such Credit Support Change, then NEE Operating LP may request that NEER negotiate in good faith for thirty (30) days regarding the provision of such Credit Support. If during such thirty (30) day period NEER agrees to provide, or causes to be provided, Credit Support that satisfies such Credit Support Change and NEER and NEE Operating LP agree to the terms on which such Credit Support will be provided, NEER shall deliver written notice (an “Acceptance Notice”) that it is willing to provide or cause to be provided such Credit Support, stating the terms pursuant to which it will provide or cause to be provided such Credit Support. If NEER delivers written notice (either within five (5) Business Days after receipt of the Credit Support Change Notice or before the expiration of the 30-day good faith negotiation period) that it is willing to provide, or cause to be provided, Credit Support that satisfies such Credit Support Change, (a) NEER shall provide or cause to be provided, and shall maintain or cause to be maintained, such Credit Support on the terms set forth in or attached to the Credit Support Change Notice or the related Acceptance Notice (the “New Credit Support Obligations”), and (b) to the extent that any of the New Credit Support Obligations requires the amendment, replacement, modification or supplementation of any of the Credit Support, to amend, replace, modify or supplement such Credit Support, or cause such Credit Support to be amended, replaced, modified or supplemented, accordingly. For the avoidance of doubt, NEER shall not have any obligation under this Agreement to provide, amend, restate, modify or supplement any Credit Support in order to satisfy a Credit Support Change.
2.1.4    Subject to Section 2.1.5, if NEER provides written notice to NEE Operating LP requesting that NEE Operating LP replace some or all of NEER-Provided Credit Support, NEE Operating LP shall, and shall cause the applicable members of the NEP Group to, use commercially reasonable efforts to arrange for such replacement and simultaneous cancellation or return, as appropriate, of such NEER-Provided Credit Support. If all of the Net Credit Support is replaced, then NEER shall cease to have any obligations under this Section 2.1, other than in respect of any outstanding NEER-Provided Credit Support that is required solely as a condition to making Cash Sweep Withdrawals that have not been repaid to the applicable members of the NEP Group or, for NEER-Provided Credit Support that is not required as a condition to making Cash Sweep Withdrawals, in respect of which any and all draws would constitute Excluded Draws.
2.1.5    Notwithstanding anything in this Agreement to the contrary, if any Credit Support Obligations require any member of the NEP Group to provide Credit Support to any Person in connection with a Cash Sweep Withdrawal, NEER shall provide, or shall cause to be provided, such Credit Support to such Person in accordance with the terms of such Credit Support Obligations, without (for the avoidance of doubt) any obligation of any member of the NEP Group to reimburse draws on or costs of, or to pay any fees or expenses for, such Credit Support.
2.1.6    Notwithstanding anything in this Agreement to the contrary, any member of the NEP Group may, at any time and without the consent of NEER or any other member of the Manager Group, replace any NEER-Provided Credit Support; provided, that any such replacement simultaneously cancels or returns, as appropriate, such NEER-Provided Credit Support.
2.2    Reimbursement Obligation
2.2.1    Upon any draw made on any Net Credit Support other than an Excluded Draw, or upon any posting by NEER or a member of the Manager Group of cash collateral for or on behalf of any member of the NEP Group other than in replacement of or substitution for Excluded Credit Support, NEER shall provide written notice to NEE Operating LP of such draw or such posting and the amount thereof, and NEE Operating LP shall, and shall cause other members of the NEP Group (to the extent within their power and, in the case of Net Credit Support or cash collateral provided for or on behalf of a member of the NEP Group organized under the laws of Canada or any Province thereof, only to the extent such other members of the NEP Group are organized under the laws of Canada or any Province thereof) to, reimburse NEER for the amount of any such draw or posted cash collateral (the “Reimbursement Amount”) by the fifth (5th) Business Day after receiving such notice (the “Reimbursement Date”); provided, that to the extent an Excluded Draw is, or a draw made prior to the date hereof that would have been an Excluded Draw had this Agreement been in effect at such time was, caused by the failure of a member of the NEP Group to receive certain revenues or funds that are later received by such member and such member is not required to use such revenues or funds to make payments in respect of indebtedness incurred prior to the date hereof, NEE Operating LP shall, and shall cause other members of the NEP Group (to the extent within their power and, in the case of NEER-Provided Credit Support provided for or on behalf of a member of the NEP Group organized under the laws of Canada or any Province thereof, only to the extent such other members of the NEP Group are organized under the laws of Canada or any Province thereof), to reimburse NEER the amount of such revenues and funds (which shall be deemed to be a Reimbursement Amount) by the fifth (5th) Business Day after the later of such member’s receipt thereof and the earliest date on which such member determines in its reasonable discretion that it is not required to use such revenues or funds to make payments in respect of indebtedness incurred prior to the date hereof (which shall be deemed to be a Reimbursement Date). To the extent NEER is not reimbursed in the Reimbursement Amount by the applicable Reimbursement Date, then in addition to any rights and remedies NEER may have under this Agreement, at law or in equity, interest shall accrue on the unpaid Reimbursement Amount at the Interest Rate until such Reimbursement Amount and the interest accrued thereon are paid in full. In addition, notwithstanding anything to the contrary in this Agreement, if NEER or any other member of the Manager Group posts cash collateral for or on behalf of any member of the NEP Group in replacement of or substitution for Excluded Credit Support described in clause (b) of the definition thereof (the “Reserved Cash”), then NEE Operating LP shall, and shall cause the applicable members of the NEP Group (in the case of cash collateral provided for or on behalf of a member of the NEP Group organized under the laws of Canada or any Province thereof, only to the extent such applicable members of the NEP Group are organized under the laws of Canada or any Province thereof) to, return such cash collateral to NEER or the applicable member of the Manager Group (a) in the case of Reserved Cash used to fund the Excess Genesis Debt Service Reserve, immediately upon its release from Genesis Solar Funding, LLC’s debt service reserve account and distribution to NEE Operating LP on or after July 30, 2017 and (b) in the case of any Reserved Cash, immediately upon its release from the applicable reserve account and distribution to NEE Operating LP (i) on or after the repayment in full of the applicable third-party debt financing that required the maintenance of reserve accounts funded by such Reserved Cash, (ii) following a twenty-five percent (25%) or greater reduction in the funds required to be maintained in such reserve account pursuant to the terms of the applicable third-party debt financing or (iii) following the provision of Excluded Credit Support (described in clause (b) of the definition thereof) in replacement of or substitution for such Reserved Cash.
2.2.2    NEE Operating LP’s reimbursement obligation, as provided in Section 2.2.1, shall be absolute, unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (a) any lack of validity or enforceability of this Agreement or NEER-Provided Credit Support, or any term or provision herein; (b) any draft or other document presented under any NEER-Provided Credit Support being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (c) payment by any member of the Manager Group or any issuer of NEER-Provided Credit Support under NEER-Provided Credit Support against presentation of a draft or other document that fails to comply with the terms of such NEER-Provided Credit Support; (d) any material adverse change in the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), business or prospects of any member of the NEP Group; or (e) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, including those that, but for the provisions of this Section 2.2.2, might constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of NEE Operating LP hereunder. None of NEER or any member of the Manager Group shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Net Credit Support, Reserved Cash or Reimbursement Amount (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Net Credit Support (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any member of the Manager Group in respect of Net Credit Support.
2.3    Limitation on Credit Support by Canadian Entities
Notwithstanding anything in this Agreement to the contrary, no member of the Manager Group that is organized under the laws of Canada or any Province thereof will provide Credit Support to NEE Operating LP or any Subsidiary of NEE Operating LP that is organized under the laws of the United States or any State thereof.
2.4    Limitation on Amendments to NEP Documents

Notwithstanding anything in this Agreement to the contrary, NEE Operating LP shall, and shall cause each member of the NEP Group to, ensure that each NEP Group Document is not amended, restated, modified, supplemented or waived in any manner that would expand, increase, extend or otherwise alter in any respect the obligations set forth in, guaranteed or covered by, or in respect of which recourse is available under, any NEER-Provided Credit Support, unless NEE Operating LP first obtains an Acceptance Notice pursuant to Section 2.1 or the prior written consent of NEER.
ARTICLE 3
CASH SWEEP
3.1    Cash Sweep
3.1.12    US Cash. Subject to Section 2.1.5, whenever NEE Operating LP or any Subsidiary of NEE Operating LP organized under the laws of the United States or any State thereof receives or otherwise holds cash (other than Reserved Cash), then to the extent and for so long as permitted by the Contracts for any third-party debt financing to which NEE Operating LP or such Subsidiary is subject, NEER or any other member of the Manager Group organized under the laws of the United States or any State thereof shall be entitled to borrow and hold such cash for its own account and to retain any earnings thereon received by NEER or such other member of the Manager Group, provided that NEER shall, and shall cause the applicable members of the Manager Group to, repay all of such borrowed cash (excluding any such earnings) in time for NEE Operating LP to make distributions to the holders of its common units representing limited partner interests or for such Subsidiary to distribute such cash to its parent company on the earliest date permitted by the terms of any applicable third-party debt financing, as otherwise may be demanded by NEE Operating LP from time to time, or as otherwise required to comply with the Partnership Agreement.
3.1.13    Canadian Cash. Subject to Section 2.1.5, whenever any Subsidiary of NEE Operating LP that is organized under the laws of Canada or any Province thereof receives or otherwise holds cash (other than Reserved Cash), or whenever NEE Operating LP receives or otherwise holds Canadian dollars, then to the extent and for so long as permitted by the Contracts for any third-party debt financing to which NEE Operating LP or such Subsidiary is subject, a member of the Manager Group organized under the laws of Canada or any Province thereof shall be entitled to borrow and hold such cash for its own account (together with any borrowings made pursuant to Section 3.1.1, “Cash Sweep Withdrawals”) and to retain any earnings thereon received by such member of the Manager Group organized under the laws of Canada or any Province thereof, provided that NEER shall cause such member of the Manager Group to repay all of such borrowed cash (excluding any such earnings) in time for NEE Operating LP to make distributions to the holders of its common units representing limited partner interests or for such Subsidiary to distribute such cash to its parent company on the earliest date permitted by the terms of any applicable third-party debt financing, as otherwise may be demanded by NEE Operating LP from time to time, or as otherwise required to comply with the Partnership Agreement.
3.1.14    Termination of Cash Withdrawal Rights. If all of the Net Credit Support is replaced, then (a) NEER shall, and shall cause the applicable members of the Manager Group to, repay promptly to the applicable members of the NEP Group all Cash Sweep Withdrawals that have not previously been repaid, (b) no member of the Manager Group shall have any rights under this Article 3 to make any Cash Sweep Withdrawals and (c) NEE Operating LP shall, or shall cause the other members of the NEP Group to, arrange for the simultaneous cancellation or return of, as appropriate, any NEER-Provided Credit Support required for Cash Sweep Withdrawals to the extent of, and immediately following, the repayment of such Cash Sweep Withdrawals.
3.2    Earnings and Interest
In consideration of NEER’s obligations under Article 2, (a) if any member of the Manager Group realizes any earnings on any of the cash funds held by it for its own account pursuant to Section 3.1, it will be permitted to retain those earnings, and (b) no member of the NEP Group shall be entitled to receive any interest or other fees for the Cash Sweep Withdrawals. NEE Operating LP hereby waives, on its behalf and on behalf of the other members of the Manager Group, any duty (fiduciary or otherwise) that any member of the Manager Group may have to hold earnings on the Cash Sweep Withdrawals in trust for, or to return such earnings to, any member of the NEP Group.
3.3    New Debt Financings
Prior to the entry by any member of the NEP Group (other than NEE Partners) into any new debt financing, NEE Operating LP shall, and shall cause other members of the NEP Group to, use reasonable efforts to negotiate terms and conditions for any such debt financing that allow NEER to make Cash Sweep Withdrawals on terms and conditions that are no less favorable than those of debt financings to which members of the NEP Group are subject as of the date hereof.
ARTICLE 4
FEES AND EXPENSES

4.1    Credit Support Fee
4.1.1    Credit Support Fee. NEE Operating LP, on behalf of the NEP Group, hereby agrees to pay, during the term of this Agreement, the Credit Support Fee. The Credit Support Fee shall be paid quarterly in arrears.
4.1.2    No Reduction in Fees. The Credit Support Fee will not be reduced by the amount of (a) any fees for Operational and Other Services that are paid or payable by any member of the NEP Group to any member of the Manager Group; (b) any Expenses or any Support Expenses; (c) any Transaction Fees; or (d) any Reimbursement Amount or return of Reserved Cash.
4.2    Computation and Payment of Credit Support Amounts
NEER will compute the Credit Support Fee for each Quarter as soon as practicable following the end of the Quarter with respect to which such payment is due, but in any event no later than the thirtieth (30th) day of the immediately succeeding Quarter. A copy of the computations made will thereafter, for informational purposes only, promptly be delivered to NEE Operating LP. As soon as practicable following delivery of the computation of the Credit Support Fee for any Quarter, but in no event later than the fifteenth (15th) day following receipt of such computation, NEE Operating LP shall remit the corresponding payment for the corresponding Quarter to NEER.
4.3    Expenses
NEE Operating LP, on behalf of the NEP Group, shall reimburse NEER for all out-of-pocket fees, costs and expenses, including those of any third party (collectively, “Support Expenses”), incurred by NEER or any member of the Manager Group in connection with the provision of Net Credit Support (other than in respect of draws that would constitute Excluded Draws), provided that, if any Support Expenses arise that are shared with NEER or any member of the Manager Group, NEER shall in good faith determine the portion of Support Expenses allocable to members of the Manager Group.
4.4    Computation and Payment of Expenses
Within thirty (30) days following the end of each calendar month, NEER shall, or shall cause the other Service Providers to, prepare statements (each, an “Expense Statement”) documenting the Support Expenses to be reimbursed pursuant to this Article 4 for such month and shall deliver such statements to NEE Operating LP. All Support Expenses reimbursable pursuant to this Article 4 shall be reimbursed by NEE Operating LP no later than the date that is fifteen (15) days after receipt of an Expense Statement. The provisions of this Section 4.4 shall survive the termination of this Agreement.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
OF NEER AND NEE OPERATING LP
5.1    Representations and Warranties of NEER
NEER hereby represents and warrants to NEE Operating LP that:
5.1.1    it is validly organized and existing under the laws of the State of Delaware;
5.1.2    it or another member of the Manager Group, as applicable, holds, and shall hold, such Permits as are necessary to perform its obligations hereunder and is not aware of, or shall inform NEE Operating LP promptly upon knowledge of, any reason why such Permits might be cancelled;
5.1.3    it has the power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;
5.1.4    it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;
5.1.5    the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments, or under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which it or any of its properties or assets may be bound, except for any such contravention, breach or default which would not have a material adverse effect on NEER’s ability to perform its obligations under this Agreement;
5.1.6    no authorization, consent or approval of, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement; and
5.1.7    this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally and (b) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.
5.2    Representations and Warranties of NEE Operating LP
NEE Operating LP hereby represents and warrants to NEER that:
5.2.1    it (and, if applicable, its managing member or general partner) is validly organized and existing under the Laws governing its formation and organization;
5.2.2    it, or another member of the NEP Group, holds such Permits necessary to own and operate the projects and entities that it directly or indirectly owns or operates from time to time and is not aware of any reason why such Permits might be cancelled;
5.2.3    it (or, as applicable, its managing member or general partner on its behalf) has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;
5.2.4    it (or, as applicable, its managing member or general partner) has taken all necessary action to authorize the execution, delivery and performance of this Agreement;
5.2.5    the execution and delivery of this Agreement by it (or, as applicable, its managing member or general partner on its behalf) and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments (or, if applicable, the Governing Instruments of its managing member or general partner), or under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which any of its properties or assets may be bound, except for any such contravention, breach or default that would not have a material adverse effect on the business, assets, financial condition or results of operations of the NEP Group as a whole;
5.2.6    no authorization, consent or approval of, or filing with or notice to, any Person is required in connection with the execution, delivery or performance by it (or, as applicable, its managing member or general partner on its behalf) of this Agreement; and
5.2.7    this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally and (b) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.
ARTICLE 6
LIABILITY AND INDEMNIFICATION
6.1    Indemnity
6.1.8    NEE Operating LP hereby agrees, to the fullest extent permitted by applicable Laws, to indemnify and hold harmless, and to cause each other member of the NEP Group to indemnify and hold harmless, NEER and each other member of the Manager Group and any directors, officers, agents, members, partners, stockholders and employees and other representatives of NEER and each other member of the Manager Group (each, a “NEER Indemnified Party”) from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) (“Liabilities”) incurred by them or threatened in connection with any and all actions, suits, investigations, proceedings or claims of any kind whatsoever, whether arising under statute or action of a Governmental Authority or otherwise or in connection with the business, investments and activities of NEER and the other members of the Manager Group or in respect of or arising from this Agreement or Net Credit Support (“Claims”), provided that no NEER Indemnified Party shall be so indemnified with respect to any Claim to the extent that such Claim is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction, or pursuant to a settlement agreement agreed to by such NEER Indemnified Party, to have resulted from such NEER Indemnified Party’s bad faith, fraud, willful misconduct or recklessness or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.
6.1.9    If any action, suit, investigation, proceeding or claim is made or brought by any third party with respect to which a member of the NEP Group is obligated to provide indemnification under this Agreement (a “Third Party Claim”), the NEER Indemnified Party will have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel, as well as the reasonable costs (excluding an amount reimbursed to such NEER Indemnified Party for the time spent in connection therewith) and out-of-pocket expenses incurred in connection therewith, shall be paid by or on behalf of NEE Operating LP as incurred, but shall be subject to recoupment by NEE Operating LP if ultimately it is not liable to pay indemnification hereunder.
6.1.10    NEER shall, or shall cause the applicable NEER Indemnified Party to, promptly after the receipt of notice of the commencement of any Third Party Claim, notify NEE Operating LP in writing of the commencement of such Third Party Claim (provided that any unintentional failure to provide any such notice will not prejudice the right of any such NEER Indemnified Party hereunder) and, throughout the course of such Third Party Claim, such NEER Indemnified Party will use its reasonable best efforts to provide copies of all relevant documentation to NEE Operating LP, to keep NEE Operating LP apprised of the progress thereof and to discuss with NEE Operating LP all significant actions proposed.
6.1.11    The parties hereto expressly acknowledge and agree that the right to indemnity provided in this Section 6.1 shall be in addition to and not in derogation of any other liability which NEE Operating LP or any other member of the NEP Group in any particular case may have or of any other right to indemnity or contribution which any NEER Indemnified Party may have by statute or otherwise at law.
6.1.12    The indemnity provided in this Section 6.1 shall survive the completion of Services rendered under, or any termination or purported termination of, this Agreement.
6.2    Limitation of Liability
6.2.1    NEER does not assume any responsibility under this Agreement other than to provide the NEER-Provided Credit Support in good faith. For the avoidance of doubt, neither NEER nor any other member of the Manager Group shall have any liability, or be in breach of any obligations, hereunder as a result of any downgrade or negative watch in respect of any credit rating of NEER or any other member of the Manager Group.
6.2.2    No NEER Indemnified Party will be liable to NEE Operating LP or any other member of the NEP Group (including, for greater certainty, a director or officer thereof or another individual with similar function or capacity) or any security holder or partner of a member of the NEP Group for any Liabilities that may occur as a result of any acts or omissions by the NEER Indemnified Party pursuant to or in accordance with this Agreement, except to the extent that such Liabilities are finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction to have resulted from the NEER Indemnified Party’s bad faith, fraud, willful misconduct or recklessness or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.
6.2.3    Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of the NEER Indemnified Parties pursuant to this Agreement will be equal to the amounts of the Credit Support Fees paid in the most recent calendar year pursuant to Article 4.

6.2.4    For the avoidance of doubt, the provisions of this Section 6.2 shall survive any termination or purported termination of this Agreement.
ARTICLE 7
TERM AND TERMINATION
7.1    Term
This Agreement shall continue in full force and effect until the tenth (10th) anniversary of the date hereof and shall be automatically renewed for each successive five (5) year period thereafter unless, no later than ninety (90) days prior to the date of any such renewal, NEE Operating LP or NEER provides written notice to the other that it does not wish for this Agreement to be renewed; provided, that this Agreement may be earlier terminated in accordance with Section 7.2 or Section 7.3. Notwithstanding the foregoing or anything else in this Agreement to the contrary, Article 6 (in respect of NEER) shall remain in full force and effect until the later of (a) the termination of this entire Agreement in accordance with Section 7.2 or Section 7.3 and (b) the dissolution of NEE Operating LP in accordance with the Partnership Agreement.
7.2    Termination by NEE Operating LP
7.2.1    NEE Operating LP may, subject to Section 7.2.2, terminate this Agreement effective upon ninety (90) days’ prior written notice of termination to NEER without payment of any termination fee if:
7.2.1.1    NEER defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to the NEP Group and such default continues for a period of ninety (90) days after written notice thereof is given to NEER specifying such default and requesting that the same be remedied in such ninety (90) day period;
7.2.1.2    NEER engages in any act of fraud, misappropriation of funds or embezzlement against any member of the NEP Group that results in material harm to the NEP Group;
7.2.1.3    NEER is reckless in the performance of its obligations under this Agreement, and such recklessness results in material harm to the NEP Group; or
7.2.1.4    NEER makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.
7.2.2    This Agreement may only be terminated pursuant to Section 7.2.1 above by NEE Operating LP with the prior written approval of the general partner of NEE Partners and the Conflicts Committee.
7.2.3    This Agreement may not be terminated by NEE Operating LP due solely to the poor performance or underperformance of any of its Subsidiaries or the Business.
7.3    Termination by the Manager
NEER may terminate this Agreement without payment of any termination fee, effective one hundred eighty (180) days after written notice of termination has been given to NEE Operating LP:
7.3.1    if NEE Operating LP defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to any member of the Manager Group and such default continues for a period of ninety (90) days after written notice thereof specifying such default and requesting that the same be remedied in such ninety (90) day period;
7.3.2    if, with respect to any member of the NEP Group, such member makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency; or
7.3.3    if neither NextEra Energy, Inc. nor any of its Affiliates Controls each of the general partners that Controls NEE Partners or NEE Operating LP.
7.4    Survival upon Termination
If this Agreement is terminated pursuant to this Article 7, such termination will be without any further liability or obligation of any party hereto, except for any rights or obligations that accrued prior to such termination and except as provided in Article 6 and this Article 7.
7.5    Action upon Termination

7.5.1    From and after the effective date of the termination of this Agreement, NEER shall not be entitled to receive the Credit Support Fee, but will be paid all compensation accruing to and including the date of termination, provided that NEER shall be entitled to receive the Credit Support Fee with respect to any NEER-Provided Credit Support that remains outstanding following such date of termination regardless of whether NEER would have been entitled to receive a Credit Support Fee for such NEER-Provided Credit Support had this Agreement remained in effect. If there is any draw made on any Net Credit Support following the effective date of the termination of this Agreement, NEE Operating LP shall, or shall cause other members of the NEP Group to, reimburse NEER for the amount of any such draw, as if such draw had occurred prior to the effective date of the termination of this Agreement and had been subject to Section 2.2 of this Agreement. Further, the obligations of NEE Operating LP under Section 2.2 of this Agreement to return, and to cause other members of the NEP Group to return, Reserved Cash shall survive and continue following the effective date of the termination of this Agreement.
7.5.2    Upon any termination of this Agreement, NEER shall forthwith:
7.5.2.1    after deducting any accrued compensation and reimbursements for any Support Expenses to which it is then entitled, repay all Cash Sweep Withdrawals (excluding earnings thereon) held by any member of the Management Group; and
7.5.2.1    deliver to NEE Operating LP a full accounting, including a statement showing all payments collected by it and a statement of all money held by it pursuant to this Agreement, covering the period following the date of the last accounting furnished to NEE Operating LP.
7.5.3    Upon any termination of this Agreement, NEE Operating LP shall, and shall cause the other members of the NEP Group to, obtain Credit Support (without any obligations with respect thereto by NEER or any member of the Manager Group) to replace, and to arrange for the simultaneous cancellation or return of, by the effective date of such termination, all of the outstanding NEER-Provided Credit Support. Until such time as all Net Credit Support is so replaced, the rights of NEER and the other members of the Manager Group to make Cash Sweep Withdrawals pursuant to Article 3 shall remain in full force and effect.
7.6    Release of Money or Other Property upon Written Request
Any money or other property of the NEP Group held by the Manager Group under this Agreement (other than under Article 3 hereof) shall be held by the relevant member of the Manager Group as custodian for such Person, and the records of the relevant member of the

Manager Group shall be appropriately marked clearly to reflect the ownership of such money or other property by such Person. The relevant member of the Manager Group shall not be liable to any member of the NEP Group, its Governing Body or any other Person for any acts performed or omissions to act by any member of the NEP Group in connection with the money or other property released to such member in accordance with the second sentence of this Section 7.6. Each member of the NEP Group shall indemnify and hold harmless the NEER Indemnified Parties from and against any and all Liabilities which arise in connection with the release of such money or other property to the NEP Group in accordance with the terms of this Section 7.6. Indemnification pursuant to this provision shall be in addition to any right of such Persons to indemnification under Section 6.1 hereof. For the avoidance of doubt, the provisions of this Section 7.6 shall survive termination of this Agreement.
ARTICLE 8
GENERAL PROVISIONS
8.1    Amendment
Except as expressly provided in this Agreement, no amendment of, supplement to or waiver of this Agreement will be binding unless the prior approval of the general partner of NEE Partners is obtained, and the amendment, supplement or waiver is executed in writing by each party to be bound thereby; provided, however, that NEE Operating LP may not, without the prior approval of the Conflicts Committee, agree to any amendment of, supplement to or waiver of this Agreement that, in the determination of the general partner of NEE Partners, would be adverse in any material respect to the holders of its common units representing limited partner interests.
8.2    Waiver
No waiver of any provision of this Agreement will constitute a waiver of any other provision, and no waiver of any provision of this Agreement will constitute a continuing waiver unless otherwise expressly provided. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right.
8.3    Assignment
8.3.1    This Agreement shall not be assigned by NEER without the prior written consent of NEE Operating LP (which shall not be unreasonably withheld), except (a) in the case of assignment to a Person that is NEER’s successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as NEER is bound under this Agreement or (b) to an Affiliate of NEER or a Person that, in the reasonable and good faith determination of the general partner of NEE Partners, is an experienced and reputable manager, in which case the Affiliate or assignee shall be bound under this Agreement and by the terms of the assignment in the same manner as NEER is bound under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude (i) any pledge, hypothecation or other transfer or assignment of NEER’s rights, title and interest under this Agreement, including any amounts payable to NEER under this Agreement, to a bona fide Financing Party as security for debt financing to NEER or any other member of the Manager Group, or (ii) the assignment of such rights, title and interest under this Agreement upon exercise of remedies by a Financing Party following a default by NEER or any other member of the Manager Group under the financing agreements entered into with the Financing Parties.
8.3.2    This Agreement shall not be assigned by NEE Operating LP without the prior written consent of NEER, except in the case of assignment to a Person that is NEE Operating LP’s successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as NEE Operating LP is bound under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude (a) any pledge, hypothecation or other transfer or assignment of NEE Operating LP’s rights, title and interest under this Agreement, including any amounts payable to NEE Operating LP or any other member of the NEP Group under this Agreement, to a bona fide Financing Party as security for debt financing to NEE Operating LP or any other member of the NEP Group, or (b) the assignment of such rights, title and interest under this Agreement upon exercise of remedies by a Financing Party following a default by NEE Operating LP or any other member of the NEP Group under the financing agreements entered into with the Financing Parties.
8.3.3    Any purported assignment of this Agreement in violation of this Article 8 shall be null and void.
8.4    Failure to Pay When Due
Any amount payable hereunder by NEE Operating LP to NEER or any other member of the Manager Group that is not remitted when so due will remain due (whether on demand or otherwise), and interest will accrue on such overdue amounts (both before and after judgment) at a rate per annum equal to the Interest Rate.

8.5    Invalidity of Provisions
Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law that renders any provision of this Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision that is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision that it replaces.
8.6    Entire Agreement
This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute), and there are no agreements in connection with such subject matter, except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made prior to, contemporaneously with, or after entering into, this Agreement by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.
For the avoidance of doubt, nothing in this Agreement should be construed or interpreted as an amendment, modification or termination of, or conflict with, any of the Operating and Administrative Agreements.  Each such agreement, and all its terms, including payments to be made thereunder, shall survive the entry into this Agreement and shall terminate in accordance with its terms.
8.7    Mutual Waiver of Jury Trial.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

8.8    Consent to Jurisdiction and Service of Process.  EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH BELOW SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
8.9    Governing Law
The internal law of the State of New York will govern and be used to construe this Agreement without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.
8.10    Enurement
This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The members of the Manager Group (other than NEER) are intended third-party beneficiaries of this Agreement; provided, that no other Person is an intended third-party beneficiary of any of the provisions of this Agreement.
8.11    Notices
Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient or, if not sent during such hours, then on the next Business Day, (c) one (1) Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (d) three (3) Business Days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications shall be sent to the Persons and addresses specified below or to such other Person or address as the recipient party shall have specified by prior written notice to the sending party. Any party may change such party’s address for receipt of notice by giving prior written notice of the change to the sending party as provided herein. Notices and other communications will be addressed as follows:
If to NEE Operating LP:
NextEra Energy Operating Partners, LP
c/o NextEra Energy Operating Partners GP, LLC
700 Universe Boulevard
Juno Beach, FL 33408
Attn: Secretary
Facsimile: (561) 691-7702
Email: Melissa.Plotsky@nexteraenergy.com
with a copy to:
NextEra Energy Operating Partners, LP
c/o NextEra Energy Operating Partners GP, LLC
700 Universe Boulevard
Juno Beach, FL 33408
Attn: General Counsel
Facsimile: (561) 691-7702
Email: Mitch.Ross@nexteraenergy.com
If to NEER:
NextEra Energy Resources, LLC
700 Universe Boulevard
Juno Beach, FL 33408
Attn: General Counsel
Facsimile: (561) 691-7702
Email: Mitch.Ross@nexteraenergy.com
8.12    Further Assurances
Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.
8.13    Counterparts
This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.
[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NEXTERA ENERGY OPERATING PARTNERS, LP
By:	NextEra Energy Operating Partners GP, LLC

By:	/s/ Armando Pimentel, Jr.
Name: Armando Pimentel, Jr.
Title: President

NEXTERA ENERGY RESOURCES, LLC

By:	/s/ Armando Pimentel, Jr.
Name: Armando Pimentel, Jr.
Title: President and Chief Executive Officer